Exhibit 99.1

TEMPUR-PEDIC ANNOUNCES LOU HEDRICK JONES AS EVP AND GENERAL COUNSEL

LEXINGTON, KY, June 15, 2009 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced Lou Jones has joined Tempur-Pedic as Executive Vice President and General Counsel.

In this newly created position, Jones will report directly to Chief Executive Officer Mark Sarvary and be responsible for Tempur-Pedic’s worldwide legal operations.

“I am pleased to announce Lou’s appointment as Executive Vice President and General Counsel. She brings significant experience to Tempur-Pedic having held senior positions in both global corporations and law firms, ultimately as the general counsel of a publicly traded company. She has a wide range of legal expertise and has led legal organizations both in the U.S. and overseas,” said Mark Sarvary, Chief Executive Officer.

Jones brings to Tempur-Pedic more than 25 years of legal experience. Most recently, she was General Counsel for Papa John’s International, a NASDAQ listed company. Previously, she was the SVP, Corporate and International Law at Blockbuster Inc, a NYSE listed company. Earlier in her career, she was a partner and shareholder at the law firm of Thompson & Knight.

Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Contact:

Barry Hytinen, Vice President

800-805-3635